EXHIBIT 99

Public Announcement

Date:       May 14, 2002
Contact: Thomas F. Gruber
                574-271-8300

SOBIESKI BANCORP, INC. TO FILE FOR FORM 10-Q EXTENSION

SOUTH BEND, INDIANA -- MAY 14, 2002 -- Sobieski Bancorp, Inc., (Nasdaq- SCM: SOBI) today announced that it has discovered a number of loans were made by an individual employee of Sobieski Bank, the Company's subsidiary, without properly following the Bank's lending policies and procedures.

The transactions, discovered during an Internal Audit review, appear to have occurred over the past six to nine months and involve approximately $9.6 million in loans. The Company has identified and secured collateral to cover a majority of the loans and a substantial portion of the loan amounts.

An investigation into this matter is continuing to determine the extent of any potential loss exposure. Therefore, the Company will be filing for extension to May 20, 2002 to file its March 31, 2002 Form 10Q report with the Securities and Exchange Commission.

Thomas F. Gruber, the Company's president and chief executive officer, said "We view this as a serious matter and are acting as quickly as possible to complete our assessment of the full extent of the violations and the Company's potential loss exposure."

The Company believes that had the Bank's lending policies and procedures been properly followed, a substantial portion of the loans would likely have been made. At this time, the Company does not believe any other Bank personnel were involved.

The Bank has notified its primary federal regulator, the Office of Thrift Supervision, and outside auditor, Crowe Chizek and Company, LLP, of the transactions and expects to work closely with them in addressing the matter.

Forward-Looking Statements

When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "plans", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

The company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.